Exhibit 4.1(a), (b), (c) and (d)       Common Stock Compensation Agreements

                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy G. Warren, Secretary of Bravo! Foods
International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on December 21, 2001, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions, inter alia, were passed and adopted:

      To authorize the payment of certain fees owed to Mr. Seymour Borislow, Mr. Jeffrey Factor and Kenneth Borislow, of the accounting form of Borislow, Factor & Company, for past accounting services, in the common stock of the Corporation pursuant to the agreement of the parties, in the aggregate amount of $22,000, as follows: Mr. Seymour Borislow 32,000 shares, Mr. Jeffrey Factor 22,000 shares, Mr. Kenneth Borislow 6,000 shares; and that the Corporation cause the filing of a Form S-8 Registration Statement under the Securities Act of 1933 with respect to such shares of common stock.

      To authorize the issuance of 45,000 shares of the Corporation's common stock to Anthony P. Guiliano, for past services rendered to the Corporation and that the Corporation cause the filing of a Form S-8 Registration Statement under the Securities Act of 1933 with respect to such shares of common stock.

      IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this February 11, 2002.

[Corporate Seal]                       s/s Roy G. Warren
                                       ------------------------------------
                                       Secretary